Exhibit 99.1

July 14, 2017

FOR ADDITIONAL INFORMATION

Media Ken Stammen Manager, Communications (614) 460-5544 kstammen@nisource.com	Investors Randy Hulen Vice President, Investor Relations (219) 647-5688 rghulen@nisource.com	Sara Macioch Manager, Investor Relations (614) 460-4789 smacioch@nisource.com

Eric L. Butler Joins NiSource Board of Directors

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced that its Board of Directors appointed Eric L. Butler to the Board.
Butler currently serves as executive vice president, chief administrative officer and corporate secretary at Union Pacific Corporation. Prior to his current role, he served as executive vice president and chief marketing officer from March 2012 to December 2016.
Before that, he served seven years as Union Pacific’s vice president and general manager, Industrial Products and two years as vice president and general manager, Automotive. Since joining Union Pacific in 1986, Butler has held a number of positions, including vice president, Supply & Purchasing and vice president, Planning and Analysis.
He graduated with a bachelor's degree in Mechanical Engineering in 1981 and a Master’s of Science in Industrial Administration in 1986, both from Carnegie Mellon University in Pittsburgh. Butler has been a director of the Omaha branch of the Federal Reserve Bank of Kansas City since 2015.
“We are pleased to have Eric join the NiSource Board of Directors,” said NiSource Board Chairman Richard L. Thompson. “His extensive business experience, which includes executive roles in strategic planning, human resources, labor relations, marketing and purchasing, will be valuable to NiSource as we continue to execute on our robust long-term utility infrastructure investment programs, while operating our core business of safely and reliably delivering critical energy services to our customers.”
Butler’s election to the NiSource Board is effective July 10, 2017, and he is expected to be up for re-election by NiSource shareholders at next year’s annual shareholders meeting.
About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F